Keystone Property Trust Announces Conversion of Preferred and Common
Operating Partnership Units

WEST CONSHOHOCKEN, PENNSYLVANIA, February 19, 2004 – Keystone Property Trust (NYSE: KTR) today announced that two unaffiliated groups of shareholders had sold approximately 4.0 million shares in a public offering. Prior to this sale, which involved shares held by Michael J. Falcone, Robert Morris, Joseph D. Morris and certain of their respective affiliates (together, the “Selling Shareholders”), the Company issued approximately 4.0 million common shares in exchange for approximately 1.1 million Convertible Common Operating Partnership (“OP”) Units, approximately 1.7 million Series C Convertible Preferred OP Units and 239,555 Series D Convertible Preferred OP Units.

Keystone did not receive any proceeds from the sale of these shares, nor does the sale impact the number of the Company’s shares outstanding on a fully diluted basis.

The sale by the Selling Shareholders resulted in the following benefits to the Company:

•	A 15% increase in the Company’s float to over 30 million shares.

•	A 35% reduction in the Liquidation Value of outstanding preferred securities, which now represent only approximately 6% of the Company’s total market capitalization as of December 31, 2003.

•	An annual savings of approximately $700,000 in cash flow due to the reduction in dividends paid.

•	An increase in the REIT’s ownership of the Operating Partnership from 74% to 86%.

•	A 71% reduction in the value of properties owned that are subject to 1031 exchange obligations upon sale. The Gross Book Value of assets that remain subject to 1031 obligation is now $80 million.

Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully integrated real estate investment trust with a current portfolio of 141 properties, including properties under development, aggregating 33 million square feet in the Eastern half of the United States. For more information, contact Aleathia M. Hoster at (212) 527-9900, send email to info@keystoneproperty.com or visit the Company website at www.keystoneproperty.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its trustees, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K and quarterly reports on Form 10-Q.

CONTACT:	Aleathia M. Hoster of Keystone Property Trust (Phone: 212-527-9900)
MEDIA CONTACT:	Michael Beckerman (Phone: 908-781-6420, send email to Michael@beckermanpr.com)

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com